EXHIBIT 5.1
November 25, 2008
Clinical Data, Inc .
One Gateway Center, Suite 702
Newton, MA 02458
Attn: Caesar J. Belbel, Executive Vice President and Chief Legal Officer
Dear Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Clinical Data, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 1,514,922 shares of common stock of the Company (the “Shares”) issued pursuant to that certain Securities Purchase Agreement dated September 26, 2008 (the “Agreement”), as well as the issuance of up to 757,461 shares of the Company’s common stock (the “Warrant Shares”), which the Company will issue upon exercise of outstanding warrants (each a “Warrant”) the Company issued in connection with its private placements of common stock on September 26, 2008, which are held by certain stockholders named in such prospectus.
     In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Board of Directors of the Company on September 26, 2008, the Company’s Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the Commonwealth of Massachusetts. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
     Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.
     Very truly yours,

Cooley Godward Kronish llp
By:	/s/ Marc A. Recht
Marc A. Recht